Exhibit 10.1

May 1, 2008

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

In consideration of the mutual covenants contained herein, the sufficiency of which are hereby acknowledged, Christopher Marshall (“you”) and Fifth Third Bank and Fifth Third Bancorp including their officers, directors and subsidiaries and affiliates (collectively “Fifth Third”) agree as follows:

A. Your position as an Executive Vice President and Chief Financial Officer of Fifth Third Bancorp and Fifth Third Bank ends with your resignation effective at 5:00 P.M. on April 30, 2008. If you comply with the terms and conditions of this Agreement, as a severance you will receive the following:

1.	Fifth Third will pay you a lump sum of $1,500,000.00, minus statutory deductions on May 18, 2008 provided that seven days have passed since the execution of this Agreement. Executive has been advised of the possible application of Section 409A of the Internal Revenue Code and that he shall be solely responsible for any taxes, interest or penalty arising therefrom.

2.	Fifth Third will purchase your Cincinnati residence utilizing the guidelines set forth in Fifth Third’s relocation policy.

3.	The 18,868 shares awarded in the July 7, 2006 Restricted Stock Grant will vest the earlier of: (i) last date of your employment or (ii) the earliest date allowed to vest without penalty as provided in Section 409A of the IRS Code.

4.	The 2,613 vested shares of the April 9, 2007 Performance Based Restricted Stock Grant will remain vested according to the terms of the grant.

5.	Fifth Third will provide a reference letter containing language which is agreeable to both parties.

B. In exchange for the above severance and to preserve the interests of Fifth Third in its clients and customers, you agree that for the duration of your employment with Fifth Third and with respect to sections B (1), (2), (3) and (6) for a period ending one year thereafter; with respect to sections B (4) and (5) for a period ending two years thereafter, you will not:

1.	Directly or indirectly solicit, divert, entice or take away any customers, business or prospective business with whom you had contact, involvement or responsibility during your employment with Fifth Third, or attempt to do so for the sale of any product or service that competes with a product or service offered by Fifth Third;

2.	Directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by Fifth Third with whom you had contact, involvement or responsibility during your employment with Fifth Third, or attempt to do so for the sale of any product or service that competes with a product or service offered by Fifth Third;

3.	Accept or provide assistance in the accepting of (including, but not limited to, providing any service, information or assistance or other facilitation or other involvement) business or orders from customers or any potential customers of Fifth Third with whom you have had contact, involvement, or responsibility on behalf of any third party or otherwise for your own benefit;

4.	Directly or indirectly solicit, induce, confer or discuss with any employee of Fifth Third or attempt to solicit, induce, confer or discuss with any employee of Fifth Third the prospect of leaving the employ of Fifth Third or the subject of employment by some other person or organization;

Exhibit 10.1

5.	Directly or indirectly hire or attempt to hire any employee of Fifth Third;

6.	Nothing contained in this Section shall preclude you from accepting employment with or creating your own company, firm or business that competes with Fifth Third so long as your activities do not violate any of the terms of this Agreement;

7.	The restrictive covenants contained in this section shall supersede any previous obligations imposed upon you by agreements entered into between you and Fifth Third as they relate to your post-employment solicitation of customers and/or employees. However, any prior obligations prohibiting the use, possession, and dissemination of confidential, proprietary and/or trade secret protected information shall remain in full force and effect.

C. As additional consideration, you, on your behalf and on behalf of your heirs, executors, successors, and assigns hereby release Fifth Third, as well as all of their officers, directors, executives, managers and employees, from any and all debts, claims, demands, rights, actions, causes of action, suits or damages, whatsoever and of every kind of nature, whether known or unknown (collectively the “Claims”), against Fifth Third and the others released herein, which relate to or arose from your employment with or separation from Fifth Third as contemplated herein except to the extent such Claims cannot be released under applicable law. Released claims include, without limitation, any and all claims arising under federal, state or local laws, including, without limitation, claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, any other federal, state or local law prohibiting employment discrimination or otherwise regulating wages, hours or working conditions, and any and all claims under the common law for breach of express or implied contract, violation of the covenant of good faith and fair dealing, violation of public policy, negligence, slander, defamation, invasion of privacy, false light, false imprisonment, trespass, breach of fiduciary duty, intentional interference, intentional or negligent infliction of emotional distress, intrusion, loss of consortium, retaliatory or wrongful termination, punitive damages, and claims that you have or may have which may have arisen up to and including the date of this Agreement. You acknowledge and agree that as a matter of public policy, you cannot waive any rights to file claims with the Equal Employment Opportunity Commission and/or any similar state agency, however, in the event such claim(s) is/are filed, you hereby expressly waive the right to receive any monetary damages as a result of such action(s) and expressly waive the right to receive any monetary damages in connection with such proceedings.

D. You will not make any disparaging remarks concerning Fifth Third or any of its employees to anyone. In response to any inquiries to your departure, your response will be that you left Fifth Third for personal reasons and have the utmost respect for the Bank and its Senior Management Team. You will direct any inquiries concerning your employment to Nancy Phillips, Executive Vice President and Director of Human Resources. The executive management team’s response to any inquiry will be that you left the Company for personal reasons.

E. Apart from your discussions with your personal counsel and your immediate family, whom you will ask not to divulge the terms of this Agreement, you will not disclose, publicize or discuss either the terms of this Agreement or your employment with and termination from Fifth Third with anyone within or outside of Fifth Third unless required by subpoena or any other legal compulsion, and you will give immediate notice to Fifth Third of the receipt of any subpoena or other legal document which might call upon you to disclose either any of the contents of this Agreement or your employment with and termination from Fifth Third.

F. You will return to Fifth Third the original and any copies of all keys, identification cards, charge cards, equipment, papers, reports, memoranda or other items of Fifth Third property on May 3, 2008. You acknowledge that Fifth Third has returned to you all items of your personal property.

Exhibit 10.1

G. The commitments you have made in this Agreement will survive the termination of your employment with Fifth Third. Without intending to limit the remedies available to Fifth Third, you agree that damages at law will not be sufficient to provide Fifth Third with the value of the commitments you have made in the event that you violate any of the terms of this letter and that Fifth Third may apply for and is entitled to emergency and/or injunctive relief in any court of competent jurisdiction to prevent the breach or threatened breach of, or otherwise specifically enforce any of the covenants in this Agreement, in each case without Fifth Third having to prove it has actually been damaged by your actions.

H. Nothing in this Agreement constitutes an admission of liability or wrongdoing by you or by Fifth Third or any of the others released herein.

I. Any action to enforce this Agreement may be brought in a state or federal court located in Hamilton County, Ohio. These courts shall have jurisdiction and venue with respect to any such action.

J. In October 1990, the Older Workers Benefit Protection Act (“Act”) was enacted. The Act provides, among other things, that notice be given to you in writing and in a manner calculated to be understood by the average individual affected by this termination. As provided in the Act, you have a right to consider this Agreement for a period of twenty-one days. Should you accept the Agreement, you have seven days from the date of acceptance within which to revoke your acceptance. If you accept the Agreement and after the lapse of the appropriate days, payment will be made to you as provided in the Agreement. If you decide not to accept the Agreement or accept the Agreement but revoke acceptance within seven days, nothing will be paid to you under the Agreement. You are advised to consult with an attorney before acting on this Agreement.

If you choose to accept this Agreement, you must sign below and return the executed original to Nancy Phillips, Executive Vice President, Director of Human Resources, no later than 5:00 p.m. on June 5, 2008. As detailed in the above paragraph, you have seven days in which you may revoke your acceptance of the Agreement. If you revoke your acceptance within the seven-day period, nothing will be paid to you and your employment will have ended at 5:00 P.M. on April 30, 2008.

This Agreement will be effective seven days after execution.

Signed this 1st day of May, 2008

Accepted and agreed to:	Witnessed and accepted:

FIFTH THIRD BANCORP

Christopher Marshall	BY:	Nancy R. Phillips
Christopher Marshall

DATE: 5/1/08	DATE: 5/1/08